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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Adam C. Derbyshire                 Mike Freeman
         Vice President and                 Director, Investor Relations and
         Chief Financial Officer            Corporate Communications
         919 862-1000                       919 862-1000


                         SALIX PHARMACEUTICALS ANNOUNCES
                       PUBLIC OFFERING OF 4,000,000 SHARES

RALEIGH, NC, March 8, 2002 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced the commencement of its public offering of 4,000,000 shares of common stock at a price to the public of $13.37 per share. The net proceeds to Salix are expected to be approximately $49.8 million.

Salix has granted the underwriters of the offering an option to purchase up to an additional 600,000 shares from Salix, solely to cover over-allotments, if any. Salix intends to use the net proceeds of the offering for the potential acquisition of additional products; the marketing, and if necessary, development of those products; the development and commercialization of its second product, LUMENAX(TM) (rifaximin), as a treatment for travelers' diarrhea; the development and commercialization of new indications for both COLAZAL(TM) (balsalazide disodium), the Company's first marketed product, and LUMENAX; general corporate purposes; and working capital.

UBS Warburg LLC and Wachovia Securities served as the joint book-running managers of the offering. Thomas Weisel Partners LLC, Leerink Swann & Company and SunTrust Robinson Humphrey acted as the co-managers

A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale

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of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to this offering may be obtained from UBS Warburg LLC, 299 Park Avenue, New York, NY 10171, Attention:
Prospectus Department or Wachovia Securities, 7 St. Paul Street, Baltimore, MD 21202.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription drugs for the treatment of gastrointestinal diseases. Salix's strategy is to identify and acquire rights to products that it believes have potential for more rapid regulatory approval or are already approved; apply its regulatory, product development, and sales and marketing expertise to commercialize these products; and use its 60-person sales force focused on high-prescribing U.S. gastroenterologists to sell it products. Salix's first marketed product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix's next product candidate is LUMENAX (rifaximin), currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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Please note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include stock price volatility, the uncertainty of market acceptance of COLAZAL and rifaximin, our limited sales and marketing experience, timing of

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customer purchases, our ability to manage growth, risks of clinical trials and regulatory review, and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities Exchange Commission.